Exhibit 6.1

Ronald Pohl
Senior Vice President
Brand Management & Member Services

March 27, 2015

Dear Mr. Meruelo:

Welcome! We are so excited to have this opportunity to support you as a member of Best Western International, the World’s Largest Hotel Chain. Among the many things I know you will come to appreciate about Best Western is the team of dedicated professionals who are fully committed to our brand and to our members.

The Best Western vision is to lead the industry in superior customer care. And for the staff of Best Western International, that means providing you with the very best service and support in the industry. You will also find that we have a very comprehensive array of tools, resources and information designed to assist you as you prepare to open your Best Western hotel.

I would like your help in making sure that we achieve our goal of creating the best possible experience for every new Best Western member. One of the most important ways we measure our success is through online surveys. Please note you will receive survey invitations via email at key points in your new member process:

▪	After your application has been approved
▪	Midpoint in the OnBoarding process
▪	Two weeks after activation on the reservations system

Through these surveys, you will be asked for your candid feedback about your experience with the process of becoming a new Best Western member. This will include specific questions on items such as member training and installation support. You will also have the chance to give your feedback and comments through open-ended questions. I do hope you will make time for these important online surveys. I look forward to reviewing the results of the surveys to make sure we are meeting — and exceeding — your expectations.

As an active Best Western member, you will also receive survey invitations in regards to other services provided by Best Western. Member feedback enables us to improve our level of service to you and is a key principle of our membership organization.

Of course, we don’t want to hear from you only when it’s survey time. So, to make sure you know who to turn to for support during this busy and important time, we have enclosed a list of key contacts. I encourage you to reach out to us at any time. We are here for you. Please don’t hesitate to let us know how we can be of assistance.

Sincerely,

Ronald Pohl

March 27, 2015

VIA 2nd day/email

Mr. Richard Meruelo	Re:	Proposed Construction
Rebuild Miami-Edgewater, LLC		(Proposed Vib)
5101 Collins Avenue		Miami, FL (FL-479)
Miami Beach, FL 33140

Dear Mr. Meruelo:

Best Western International, Inc. (“Best Western”) is pleased to notify you that its Board of Directors has approved your application. The enclosed Membership Agreement and Terms of Approval detail your rights and obligations. Additionally, the Best Western Brand Transition Toolkit (flash drive) includes several items you will find informational, as well as a number of forms that are to be completed and returned as defined in the Terms of Approval. You should ensure that you understand the requirements explained in these documents before you execute them.

You must indicate your agreement with the Membership Agreement and the Terms of Approval by returning completed, signed originals of both by APRIL 11, 2015.

Please return originals of the executed Membership Agreement (entire document) and Terms of Approval (signature page only) to:

Best Western International, Inc.

Attn:    Member Care Administration
6201 N. 24th Parkway
Phoenix, Arizona 85016

If you have any questions or need additional information, please contact Ms. Dawn Brubaker, Lead Property Transition Representative, at (602) 957-5789.

Congratulations and welcome to Best Western - The World’s Biggest Hotel Family®.

Sincerely,

CP/deb

Enclosures

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

The Best Western International, Inc. (“Best Western”) Board of Directors has approved the application of the above-referenced property subject to these Terms of Approval.

If you do not complete all of the stated conditions prior to their Due Dates, Best
Western may terminate its agreement with you for failure to perform.

Several conditions in these Terms of Approval require the submission of material to Best Western for review, while others explain that Best Western will visit your property to observe your progress. Best Western conducts these reviews, observation visits, and similar activities to help guide you as you work towards completing your Terms of Approval. Best Western may offer comments or recommendations, but that does not mean that Best Western has made a thorough review of all details or has granted final approval. Additionally, your submission of materials to Best Western does not constitute approval of the information provided.

Activation on Best Western’s reservations system will only occur if you timely comply with all requirements due “Prior to Activation on the Reservations System.”

For the property to be activated on the reservations system, you must concurrently meet the following requirements or Best Western may cancel the Membership Agreement without a right to a hearing:

1.	A minimum ABOVE AVERAGE OVERALL Guest Room & Public Area status of at least 935 points;

2.	The property has a passing level score on all other specific Quality Assurance Assessments;

3.	The property has completed all design requirements;

4.	The property’s account balance with Best Western is current; and

5.	The property complies with, and the owner/lessee and Voting Member have complied with, all Best Western Regulatory Documents, to include its Bylaws and its Rules and Regulations.

If the applicant conducts hotel operations at the approved location under another brand or as an independent hotel, the applicant shall pay to Best Western a fee equal to one thousand dollars ($1,000) per hotel guest room within thirty (30) days of Best Western’s demand for such fee payment.

You should read this document carefully and
only execute it if you understand and agree to its terms.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

TERMS OF APPROVAL

PRIOR TO COMMENCEMENT OF CONSTRUCTION BUT NO LATER THAN APRIL 11, 2015

•	Sign and return originals of:

(i)	The Membership Agreement; and
(ii)	The Terms of Approval.

By signing these documents, you agree to be bound by the terms and conditions of these documents, to include the Member Market Area (“MMA”) assigned the property.

•	By signing and returning the Membership Agreement and the Terms of Approval, you agree:

o	The MMA for this property is 1 mile.

o	To use the Vib prototype and its requirements for construction. For the duration of your affiliation with Best Western, you agree to comply with Vib Signature Features, Vib Brand Standards, and Brand Identity Guidelines for Vib hotels, as provided by Best Western. Signs that include a Vib mark must be purchased from a Best Western endorsed sign vendor.

o	You understand, acknowledge, and agree that for the duration of the hotel’s affiliation with Best Western the hotel is required to operate as and to represent itself to the public as a Vib hotel.

o	Notwithstanding the Membership Agreement (with a ten (10) year term) and Monthly Fees of five percent (5%) of Property Room Revenue, it is agreed that for the first five (5) years of the Membership Agreement the Monthly Fees will be reduced by two percent (2%) such that the Monthly Fees will be three percent (3%) of Property Room Revenue.

The Affiliation Fee you submitted becomes nonrefundable upon Best Western’s receipt of the signed Membership Agreement and Terms of Approval (notwithstanding Rule 500.7). Please return originals of the executed Membership Agreement and Terms of Approval to:

Best Western International, Inc.
Attn: Member Care Administration
6201 N. 24th Parkway
Phoenix, Arizona 85016

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

PRIOR TO COMMENCEMENT OF CONSTRUCTION BUT NO LATER THAN AUGUST 11, 2015

•	Submit preliminary plans to confirm compliance with Vib construction requirements and Vib Signature Features. A Property Improvement Plan — Plan Review will be prepared and sent from our Design Department noting required and/or recommended changes after review of the plans. Plans must include the name and telephone number of the architectural firm, as well as the contact person at the firm.

NINETY (90) DAYS PRIOR TO COMMENCEMENT OF CONSTRUCTION

•	Submit the complete architectural plans for Best Western’s review (including the electrical, mechanical, and finish schedule).

Submission of full architectural plans ninety (90) days prior to commencement of construction allows Best Western to review the plans and to contact you if items must be changed prior to starting construction. Unit count changes are subject to Best Western approval prior to commencement of construction and will result in an adjustment of the Entrance Fee. Your application was approved with 200 units. (See Brand Transition Toolkit — 17. Unit Count)

•	Submit the name and phone number of the general contractor for the project.

•	Submit proof of lender financing commitment for the entire project, to include the name of the lending institution and the amount to be funded.

It is strongly recommended that you and your architect make an appointment to visit Best Western Headquarters in Phoenix to review your architectural plans with a Best Western architect. During this visit, you may also want to set up an appointment to meet with Best Western representatives from departments such as Best Western Supply and Design, and your Property Transition Representative, to assist you in satisfying the Terms of Approval.

UPON COMMENCEMENT OF CONSTRUCTION, WHICH MAY NOT BE LATER THAN APRIL 11, 2016

•	Satisfy all conditions in accordance with the enclosed “Definition of Under Construction.” (See Brand Transition Toolkit — 7. Definition of Under Construction)

•	Submit a detailed construction schedule for the project.

After satisfaction of all of the foregoing conditions, you will be billed for Annual Dues for the year in which you commence construction, which will be prorated based on the date Best Western confirms satisfaction of all requirements listed above. Annual Dues are nonrefundable and are based on the unit count. (See Brand Transition Toolkit — 17. Unit Count)

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

Provided your Best Western account is current, Best Western will assign a property number. This number will enable you to access information available to Best Western Members on www.mybestwestern.com.

IF CONSTRUCTION HAS NOT BEGUN BY APRIL 11, 2016

•	If construction has not begun by April 11, 2016, you should refer to Best Western Rules and Regulations 500.8 with regard to requesting an extension. Please note any requests for an extension must be received at least 30 days prior to the then-expiring period allowed for commencement of construction.

20 DAYS FOLLOWING THE COMMENCEMENT OF CONSTRUCTION

•	Upon commencement of construction, you are required to complete and return a Designer Selection Form indicating whether you have chosen to contract with the Best Western Design Services Department or a third-party professional designer to assist you in meeting the design requirements. Please note, if you choose a third-party, you will also need to submit a copy of your contract within this same timeframe.

THE FIRST OF EACH MONTH FOLLOWING COMMENCEMENT OF CONSTRUCTION

•	Submit a set of photographs confirming construction progress in the categories on the Checklist since the last update. If there have been delays in construction, a written explanation of the delays must be submitted in lieu of photographs.

THE FOLLOWING PROPERTY VISITS WILL BE CONDUCTED AT THE APPROPRIATE TIME FRAMES LISTED BELOW (DEPENDING ON THE STATUS OF CONSTRUCTION) AND PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM

•	During the framing, electrical, and plumbing stages of construction and prior to installation of drywall. This visit will be coordinated by Best Western after notice from you to the Best Western architect that the property has reached this stage of construction. Best Western prefers that the visit coincide with a local building code inspection.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

THE FOLLOWING PROPERTY VISITS WILL BE CONDUCTED AT THE APPROPRIATE TIME FRAMES LISTED BELOW (DEPENDING ON THE STATUS OF CONSTRUCTION) AND PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM (continued)

•	Approximately 120 days prior to opening. The Regional New Member Development Manager will observe the status of construction and will provide operational assistance and information regarding Best Western Membership.

•	Approximately 60 days prior to opening. The Regional New Member Development Manager will observe the status of construction and will provide operational assistance and information regarding Best Western Membership. Under Construction properties may sign an agreement with Best Western that allows pre-selling reservations sixty (60) days prior to the proposed opening for stays beginning at least sixty (60) days after the proposed opening, subject to certain fees for failure to open as proposed.

•	Approximately thirty (30) days prior to opening. The Regional New Member Development Manager will observe the status of construction and will provide operational assistance and information regarding Best Western Membership.

•	Upon completion of construction and prior to operating as a Vib. The Regional New Member Development Manager will conduct an initial assessment of the property and conduct a brief Best Western orientation.

60 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF YOUR CHOICE FOR A PROFESSIONAL DESIGN FIRM (IF APPLICABLE)

•	Submit a complete furniture, fixtures, and equipment (“FF&E”) package confirming your selections, including specifications, to the Best Western Design Department for review prior to purchase and installation. This review will ensure the selections are approved for Vib and meet VIE) Signature Features, Vib Brand Standards, and Brand Identity Guidelines for Vii, hotels. Any FF&E information submitted prior to Board approval of your application requires review and approval by Best Western Design. A letter will be sent after the information has been reviewed confirming compliance or noting required and / or recommended changes.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

60 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF YOUR CHOICE FOR A PROFESSIONAL DESIGN FIRM (IF APPLICABLE) (continued)

Any changes made to approved FF&E, to include those related to plans, finishes, furnishings, or specifications, must be resubmitted for approval. Unauthorized FF&E deviations may: (i) delay activation; (ii) result in required compliance with approved FF&E; (iii) result in disapproval of a product descriptor; and (iv) result in termination of approval of the Membership Application and the Membership Agreement. Additionally, if verification of compliance with the approved plan, finish, furnishing, or specification requires additional property visit(s), the property will be financially responsible, on a cost recovery basis, for the additional visit(s). (See Brand Transition Toolkit — 8. Design)

90 DAYS PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM

•	Submit a final proposal to display Vib signage (to include a plot plan for all proposed signs) and a signed contract from a Best Western endorsed sign vendor. A current list of the endorsed sign vendors is enclosed to assist you. For questions regarding Vib signs, please contact your Brand Identity Coordinator listed on the Key Contact List. Vib signs may not be installed without written approval from Best Western International. Display of the Vib logo prior to activation on the Best Western reservations system may result in fines up to $10,000 unless prior approval is received from Best Western.

•	Submit plans to incorporate Vib and Best Western marks into your property’s advertising, including independent websites. This information must include all collateral materials displaying the Vib logo (e.g., printed materials, advertising, in-room amenities, business forms, etc.) as well as websites, courtesy vehicles, and billboards. Layouts of items displaying the Vib logo and Best Western marks must be submitted for approval to your Best Western Brand Identity Coordinator, unless ordered through Best Western Supply. (See Brand Transition Toolkit — 6. Brand Identity)

120 DAYS PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM

•	Submit landscaping plans for Best Western review. Please note: Unless otherwise waived, at least 15% of the site shall be attractively landscaped and appropriately balanced between the building, recreation, and parking areas. Plants and trees must be mature, large-scaled, and abundant. Also, these plans must be prepared by a landscape architect or other professional landscaping service as outlined in the Design Guidelines for Conversion and New Construction Properties, a303. (See Brand Transition Toolkit — 8. Design)

120 DAYS PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM (continued)

•	Complete and return the VSAT Install Questionnaire, which will be sent to you upon commencement of construction. VSAT (“Very Small Aperture Terminal”) will deliver reservations messages from Best Western’s worldwide network to your property once all conditions have been met for activation of your property. This questionnaire will assist Hughes Network Systems with installation of VSAT at your property. (See Brand Transition Toolkit — 18. VSAT)

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

THE PROPERTY MAY NOT OPEN FOR BUSINESS (I.E. PROVIDE
ACCOMMODATIONS OR OTHER SERVICES) PRIOR TO ALL
ACTIVATION, DESIGN AND/OR PROPERTY IMPROVEMENT PLAN
REQUIREMENTS BEING MET WITHOUT THE ADVANCE WRITTEN
APPROVAL OF BEST WESTERN.

AT LEAST 60 DAYS PRIOR TO (AND FOR AT LEAST TWO (2) YEARS AFTER) ACTIVATION ON THE RESERVATIONS SYSTEM

•	Employ and submit confirmation that a dedicated Sales Manager is employed at the property. The primary responsibilities of the Sales Manager shall be to manage the sales efforts and revenue generation for the property. This shall be a full-time position with no duties beyond sales and revenue management functions. Prior to being employed, the Sales Manager must have at least one (1) year of property work experience as an Assistant General Manager, Front Desk Manager, Sales Manager, or Revenue Manager.

AT LEAST 30 DAYS PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM

•	The dedicated Sales Manager shall successfully complete the following training requirements:

o	Attend Best Western’s four (4) day Sales Management Onboarding Training in Phoenix, Arizona, presented by the Best Western Worldwide Sales/Sales Performance Support Team and the Revenue Management Team. Registration will be available at w-ww.bwiuniversity.com.

o	Begin, by this date, and then successfully complete the customized virtual twelve (12) week (once per week) sales training program with the Best Western Worldwide Sales/Sales Performance Support Team.

PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM

•	Comply with all Best Western standards and guidelines, to include those related to Vib hotels. A Regional Services Manager will conduct an assessment to determine compliance with Best Western standards and guidelines. A Quality Assurance Report will be prepared and the Property Improvement Plan — Plan Review will be updated based on the assessment of the property. Any items noted in these reports must be completed prior to activation. (See Brand Transition Toolkit — 14. Quality Assurance)

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

The Quality Assurance Report will list deficiencies requiring cleaning, repair, or replacement. Prior to activation:

o	A minimum ABOVE AVERAGE OVERALL Guest Room & Public Area status of at least 935 points must be achieved. Quality Assurance Assessment deductions may not exceed 50 points for cleaning.

o	A minimum score of 800 points must be achieved on each area listed in the Supplemental Facilities Assessment Summary.

o	Complete compliance is required on the Locking Devices Assessment. (See Brand Transition Toolkit — 14. Quality Assurance)

o	All items on the Brand Standards Assessment, to include those requiring use of the Vib logo, must be completed. Compliance with the logoed items is required within ninety (90) days after activation on the reservations system and will be verified at the next assessment of the property following activation. A minimum score of 800 points must then be achieved on the Brand Standards Assessment as well as on the Brand Identity Assessment.

It is the responsibility of the owner/lessee, Voting Member, property management, and contracted professionals to meet all the requirements of Best Western’s Bylaws, Rules and Regulations, policies, and other Regulatory Documents, and to ensure compliance with all fire, health, safety, and building codes and, for U.S. properties, the Americans with Disabilities Act (the “ADA”).

•	Install all required and approved Vib signs and submit color day and night photographs of such signs to the Brand Identity Administration Department.

•	Comply with approved proposals to incorporate Best Western marks, to include Vib, into your property’s advertising.

PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM (continued)

•	Comply with all Best Western Insurance Requirements. Submit to Ms. Dawn Brubaker, Lead Property Transition Representative, at dawn.brubaker@bestwestern.com or via facsimile to (602) 957-5702, a valid Certificate of Insurance that complies with Chapter V of Best Western’s Rules and Regulations. Best Western International, Inc. must be named as an Additional Insured “for its active and passive negligence directly or indirectly related to claims arising from acts occurring at or concerning the property” on all insurance policies, including, but not limited to, primary, excess and umbrella policies, providing coverage to Best Western. Use ISO Form CG20-26-11-85 or its equivalent to comply.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

The minimum coverage limits are $6,000,000 per occurrence (any combination of primary and umbrella coverage) for commercial general liability. Assault and battery, abuse and molestation may not be excluded from this coverage. You will also need contractual liability and owned and non-owned automobile liability with a minimum coverage limit of $1,000,000. This insurance must be issued by an insurance carrier which is rated no lower than “B+” in the most current edition of A.M. Best’s Key Rating. (See Brand Transition Toolkit — 10. Insurance)

You acknowledge and agree that Best Western has not and does not represent or warrant that the stated minimum coverage limits or carrier ratings are adequate for your business. You should obtain higher limits and/or ratings if appropriate. These insurance requirements do not limit the property’s, its owner’s or owners’, and the voting member’s obligations to indemnify, hold harmless, and assume the defense of Best Western.

•	Revenue Management. The hotel must comply with one of the following revenue management training and support requirements:

o	For a minimum of three (3) months, the hotel will utilize the Best Western Revenue Management Training Program which will provide a CHRM certified Revenue Manager to the hotel for a weekly teleconference to train the hotel on use of forecasting and rate shopping tools as well as help the hotel to build promotions and price competitively in your market. The service includes a two (2) day visit to the hotel to perform a competitive analysis in addition to weekly teleconference calls with the hotel; or

PRIOR TO ACTIVATION ON THE RESERVATIOSN SYSTEM (continued)

o	For a minimum of twelve (12) months, the hotel will utilize the full-service annual Property Revenue Management (PRM) program at the fee established for the hotel’s property size and location, complying with all requirements of that fee-based program. The twelve (12) month program includes a weekly teleconference (using WebMeeting software) with the hotel. The PRM will utilize a 90 day forecast, pace report and industry reports and tools to determine the best price and promotions for the hotel as well as implementing approved strategies. Costs for this program vary dependent on the size of the hotel; starting at $1100 per month. This is an annual contract and the minimum term is one year.

•	Satisfy the following Best Western orientation requirements:

o	The Voting Member must attend the Voting Member & Manager Orientation held in Phoenix. In order to receive credit for this requirement, attendance is required at the entire two (2) day seminar. If the Voting Member fails to attend any portion of the seminar, the Voting Member will be required to attend the next available seminar.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

o	The General Manager must attend the General Manager Professional Development Program (GMPD) held in Phoenix. A GMPD online pre-test will assess your hotel experience and the results will determine your participation in either the Level 1 GMPD Program or Level 2 GMPD Program. The Level 1 GMPD training program requires the successful completion of the 5-day Orientation/Operations Program and, the 5-day Leadership Program. The Orientation/Operation Programs for both Level 1 GMPD and Level 2 GMPD must be completed prior to activation on the Best Western reservations system; for Level 1 GMPD, the 5-day Leadership Program must be completed within 6 months of activation on the Best Western reservations system. In order to receive full credit for meeting this requirement, attendance is mandatory for the entire program. If the General Manager fails to attend any portion of the program, the General Manager will be required to attend the next available class.

Upon our receipt of confirmation that your project is under construction you will receive an email from the Best Western Education & Training Department with information on how to log in to www.bwiuniversity.com, as well as information on how to register for these classes.

PRIOR TO ACTIVATION ON THE RESERVATIONS SYSTEM (continued)

o	The Voting Member and property staff must participate in On-Site Orientation conducted by the Regional New Member Development Manager who will visit the property and provide an overview of the programs and services offered by Best Western. Best Western will attempt to conduct the orientation prior to your property’s activation on the reservations system, but no later than two weeks after that, if the visit cannot be coordinated prior to activation on the reservations system.

o	The Voting Member and all property staff must participate in a three (3) day onboarding orientation and I Care Culture training. This training will be provided by the Best Western International, Inc. Education & Training Department. Best Western will attempt to conduct this orientation and training prior to your property’s activation on the reservations system, but no later than 60 days after activation, if the visit cannot be coordinated prior to activation on the reservations system.

•	Comply with Best Western’s High-Speed Internet Access (“HSIA”) Hotel Amenity Standards. Prior to activation of the property on the reservations system, you must install, provide, and maintain 100% free high-speed internet access, which complies with Best Western’s HSIA Hotel Amenity Standards. All Best Western endorsed vendor solutions are compliant with the HSIA Hotel Amenity Standards. (See Brand Transition Toolkit — 9. HSIA)

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

•	Implement integration of the Best Western Central Reservations System, with its related booking links and the Property Management System at the property. (See Brand Transition Toolkit —16. Two Way)

WITHIN 30 DAYS AFTER ACTIVATION ON THE RESERVATIONS SYSTEM

•	Comply with all requirements regarding Best Western’s participation in Smith Travel Research reporting.

•	Apply for an American Automobile Association (“AAA”) or a Canadian Automobile Association (“CAA”) rating. You must submit written confirmation that a AAA or CAA inspection has been requested and a copy of the AAA or CAA inspection form that was sent to AAA or CAA.

WITHIN 30 DAYS AFTER RECEIPT OF AAA/CAA DIAMOND RATING

•	Request a AAA or CAA Official Appointment (“OA”) and submit written confirmation that the OA has been requested, including a copy of the OA request that was sent to AAA or CAA. Information concerning the OA process can be found online at www.aaa.biz. Once you have accessed the site, click on “AAA Approved Web site” for contact information.

WITHIN 60 DAYS AFTER ACTIVATION ON THE RESERVATIONS SYSTEM

•	Provide required information and material for bestwestern.com.

WITHIN 90 DAYS AFTER ACTIVATION ON THE RESERVATIONS SYSTEM

•	Complete Housekeeping and Front Desk certification training.

WITHIN SIX MONTHS AFTER ACTIVATION ON THE RESERVATIONS SYSTEM

•	Complete 5 day leadership program (GMPD level 1), if applicable.

SIX MONTHS AFTER ACTIVATION ON THE RESERVATIONS SYSTEM

•	Six months after activation on the reservations system a Regional Services Manager will conduct an assessment. The following must be achieved during the assessment:

o	A minimum ABOVE AVERAGE OVERALL Guest Room & Public Area status of at least 935 points must be achieved. Quality Assurance Assessment deductions may not exceed 50 points for cleaning.

o	Attain a passing-level score on each of the other Quality Assurance Assessments.

o	Complete all remaining items on the Property Improvement Plan — Plan Review, if applicable.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

Importantly, until all conditions of the Terms of Approval are met and membership status is granted, the GRPA requirement will remain at a minimum ABOVE AVERAGE OVERALL Guest Room & Public Area status of at least 935 points, and deductions may not exceed 50 points for cleaning.

Please note that if a minimum ABOVE AVERAGE OVERALL Guest Room & Public Area status of at least 935 points is not achieved for any assessment that occurs until all conditions of the Terms of Approval are met, the property will be restricted in Best Western’s reservations system and will be considered for possible cancellation in accordance with Best Western’s Regulatory Documents, to include but not limited to Rules and Regulations Chapter 1300.0.

ADDITIONAL REQUIREMENTS

RESERVATIONS AND COMMUNICATIONS EQUIPMENT

Purchase, install, and use computer hardware required by and obtained through Best Western for sending and receiving reservations and to communicate with Best Western. You will purchase hardware maintenance through Best Western for three years. Best Western is not required to provide hardware maintenance after the three years.

BEST WESTERN SERVICE AND SUPPORT

Properties participate in and receive a variety of training and other on-boarding services and support from Best Western to help facilitate a smooth transition into the Best Western system. These services include assistance from a New Member Development Manager, as well as training, service, and support by World Wide Sales, Education & Training, Marketing, Design, Public Relations, and Revenue Management. The current on-boarding program charge is $12,000.00, payable in 12 equal monthly installments after activation on the reservations system. Note: If you choose to execute a contract for the full-service Property Revenue Management (PRM) program this fee will be reduced to $8,000.00.

LEASED FACILITIES

All facilities associated with the hotel property, e.g., restaurant, lounge, gift shop, are subject to Best Western assessment and renovation requirements. If any facilities at the property are leased, the lease(s) must allow for assessment and renovation. Refer to Best Western’s Rules and Regulations regarding assessment and maintenance of the facilities.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

OWNERSHIP CHANGES

You must notify Best Western immediately of any changes in ownership or in any of the information submitted on or with your Membership Application and Agreement. Changes must be approved by Best Western and may affect your Best Western application and/or membership.

AGREEMENT

The Best Western International, Inc. (“Best Western”) Membership Agreement and these Terms of Approval are submitted jointly by the undersigned. It is agreed that throughout these Terms of Approval, the undersigned are referred to jointly as “you” and “your.”

The undersigned acknowledge and agree that:

1.	Each has read, understands, and agrees to be bound by these Terms of Approval.

2.	Each has had sufficient opportunity to review, understand, and consider these Terms of Approval.

3.	Each has had an opportunity to consult with legal counsel with regard to these Terms of Approval.

4.	Any failure to comply with these Terms of Approval may result in cancellation of the application and the Membership Agreement.

5.	The property may not be operated as a Vila or be identified as a Vib hotel until the specific conditions outlined herein have been satisfied and written authorization to do so has been received from Best Western.

6.	For the duration of the hotel’s affiliation with Best Western the hotel is required to operate as and to represent itself to the public as a Vib hotel

7.	If the applicant conducts hotel operations at the approved location under another brand or as an independent hotel, the applicant shall pay to Best Western a fee equal to one thousand dollars ($1,000) per hotel guest room within thirty (30) days of Best Western’s demand for such fee payment.

8.	Procedural rights, which are normally afforded to Best Western Members, are waived until all of the conditions stated in these Terms of Approval have been performed to Best Western’s satisfaction.

9.	Each is waiving the right to probation and the right to a hearing before the Board of Directors with regard to affiliation with Best Western.

March 27, 2015

BEST WESTERN

TERMS OF APPROVAL

Proposed Construction

(Proposed Vib)

Miami, FL (FL-479)

10.	The Board of Directors may restrict the property’s reservations listing for non-compliance with any Best Western requirement.

11.	Only after all of the Terms of Approval have been timely satisfied, will the Best Western Membership be granted and Membership procedural rights become available.

12.	Prior to activation on the Best Western reservations system, services otherwise provided to Best Western Members are not yet available. The undersigned further acknowledge and agree that he/she will not be able to vote on any Membership ballots until the property is activated on the Best Western reservations system and the Voting Member has returned a completed Voter Registration Card.

13.	Each is responsible, jointly and severally, for all obligations to Best Western arising under the Membership Application, the Membership Agreement, these Terms of Approval, and/or relating to the affiliation of the above-referenced property with Best Western.

ACKNOWLEDGED and AGREED this ____day of ______________, 20___ by:

AUTHORIZED REPRESENTATIVE:

Entity Name

Signature of Authorized Signer

Title of Authorized Signer

-AND-

Signature	Signature

Voting Member’s Name	Voting Member’s Spouse’s Name